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                                                                       EXHIBIT 5
                                BAKER & BOTTS
     AUSTIN
    HOUSTON                         L.L.P.
     MOSCOW                    2001 ROSS AVENUE
    NEW YORK               DALLAS, TEXAS 75201-2980    TELEPHONE: (214) 953-6500
WASHINGTON, D.C.                                       FACSIMILE: (214) 953-6503

                                                                  April 15, 1994

MESA Inc.
2001 Ross Avenue, Suite 2600
Dallas, Texas 75201

          Re: Registration Statement on Form S-3 (Registration No. 033-52625) of
              MESA Inc.

Ladies and Gentlemen:

     We have acted as counsel to MESA Inc., a Texas corporation (the "Company") in connection with the above referenced Registration Statement. At your request, this opinion of counsel is being furnished to you for filing as Exhibit 5 to the Registration Statement.

     The Registration Statement relates to the offering (the "Offering") of 26,450,000 shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Common Stock").

     In connection therewith, we have examined and relied upon, among other items, the original or copies certified to our satisfaction of (i) the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date; (ii) the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company, as furnished to us by the Company and records of the corporate proceedings of the Company with respect to the Offering; (iii) the Registration Statement, including all amendments thereto filed to date and all exhibits thereto; (iv) certificates of public officials and of representatives of the Company; (v) statutes and (vi) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein.

     In giving such opinions we have relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

     Based upon our examination as aforesaid, and subject to the limitations hereinafter set forth, we are of the opinion that:

          1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Texas.

          2. When offered as described in the Registration Statement and upon the taking of action by the duly authorized Pricing Committee of the Company's Board of Directors to approve the price at which the Shares will be sold, and upon the sale of the Shares for the consideration so approved, such Shares will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

     Robert L. Stillwell, a partner of this Firm, is member of the Board of Directors of the Company and owns 26,500 shares of Common Stock of the Company.

     The opinions set forth above are limited to matters of Texas law as in effect on the date hereof.

     We hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement and to the references to our Firm under the caption "Legal Opinions" in the Prospectus included in such Registration Statement.

                                            Very truly yours,

                                            BAKER & BOTTS, L.L.P.